APPENDIX A

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

SOMERSET INTERNATIONAL GROUP, INC.

PURSUANT TO SECTION 151 OF THE DELAWARE

GENERAL CORPORATION LAW

Somerset International Group, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (hereinafter the “Corporation”), DOES HEREBY CERTIFY:

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation’s Certificate of Incorporation, the Board of Directors adopted the following resolution on June 30, 2004 (i) authorizing a series of the Corporation’s previously authorized preferred stock, par value $.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Three Million and Four (3,000,004) shares of Series A Redeemable Convertible Preferred Stock of the Corporation, as follows:

RESOLVED: That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”), a series of Preferred Stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”), to consist of Three Million and Four (3,000,004) shares, par value $.001 per share, which shall have the following preferences, powers, designations and other special rights;

1. Voting. Unless required by law, no holder of a share of Series A Preferred Stock of record shall be entitled to vote at any meeting of the shareholders or by consent given in lieu of a meeting of the shareholders with respect to any matters presented to the stockholders of the Corporation for their action or consideration.

2. Dividends. Holders of shares of Series A Preferred Stock are entitled to receive, out of the assets of the Corporation legally available for the payment of dividends, dividends payable in cash. Dividends shall accrue at a rate equal to (a) at the rate of eight cents ($.08) per share per annum. Accrued dividends shall be payable on each of the First Redemption Date and the Second Redemption Date defined in Section 5.1 below or on any Conditional Redemption Date defined in Section 5.2 below. Dividends upon the Series A Convertible Preferred Stock are cumulative and accrue from the date of original issue. Dividends shall cease to accrue upon the

Conversion Date with respect to any shares of Series A Preferred Stock converted pursuant to Section 4 hereof, and all dividends accrued on such shares prior to the Conversion Date shall be payable at the times specified in the third sentence of this Section 2. No cash dividend may be declared and paid or set apart for payment upon the Corporation’s Common Stock until any accrued dividend on any outstanding shares of Series A Preferred Stock has been fully paid or declared and set apart for payment.

3. Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock, the sum of One Dollar ($1.00) per share, plus any accrued and unpaid dividends under Section 2.

4. Conversion. The holders of shares of Series A Preferred Stock shall have the right to convert each share of Series A Preferred Stock into that number of fully-paid and nonassessable shares of Common Stock at the Conversion Rate on the terms set forth in this Section 4.

4.1       Conversion Rate and Other Definitions. The number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount
Conversion Price

For purposes of this Certificate of Designations, the following terms shall have the following meanings:

“Conversion Amount” means, as to each share of Series A Preferred Stock, One Dollar ($1.00).

“Conversion Price” means One Dollar ($1.00), as adjusted from time to time in accordance with Section 4.5 below.

4.2       Conversion Notice. The Holder of a share of Series A Preferred Stock may exercise its conversion right by giving a written conversion notice in the form of Exhibit A hereto (the “Conversion Notice”) (x) by facsimile to the Corporation’s transfer agent for its Common Stock, as designated by the Corporation from time to time (the “Transfer Agent”), confirmed by a telephone call or (y) by overnight delivery service, with a copy by facsimile to the Company and to its counsel, as designated by the Corporation from time to time. If such conversion will result in the conversion of all of such Holder’s Series A Preferred Stock, the Holder shall also surrender the certificate for the Series A Preferred Stock to the Corporation at its principal office (or such other office or agency of the Corporation may designate by notice in writing to the Holder) at any time during its usual business hours on the date set forth in the Conversion Notice.

4.3       Issuance of Certificates; Time Conversion Effected. Promptly, but in no event more than three (3) Trading Days, after the receipt of the Conversion Notice referred to in

Subsection 3(c) and surrender of the Series A Preferred Stock certificate (if required), the Corporation shall cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Series A Preferred Stock has been converted. In the alternative, if the Corporation’s Transfer Agent is a participant in the electronic book transfer program, the Transfer Agent shall credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with The Depository Trust Corporation. Such conversion shall be deemed to have been effected, and the “Conversion Date” shall be deemed to have occurred, on the date on which such Conversion Notice shall have been received by the Corporation and at the time specified stated in such Conversion Notice, which must be during the calendar day of such notice. The rights of the Holder of the Series A Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby, on the Conversion Date. Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered Holder shall be subject to compliance with all applicable federal and state securities laws.

4.4       Fractional Shares. The Corporation shall not, nor shall it cause the Transfer Agent to, issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of shares of Series A Preferred Stock by the Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after such aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round, or cause the Transfer Agent to round, such fraction of a share of Common Stock up to the nearest whole share.

4.5       Adjustment to Conversion Price. In order to prevent dilution of the rights granted under the Series A Preferred Stock, the Conversion Price will be subject to adjustment from time to time as provided in this Subsection 4.5.

4.5.1    Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

4.5.2    Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person (as defined below) or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the Holder) to insure that the Holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock otherwise acquirable and receivable upon the conversion of this Series A Preferred Stock, such shares of stock, securities or assets as would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock that would have been acquirable and receivable had this Series A Preferred Stock been converted into shares of Common Stock immediately prior to such Organic Change (without taking into account any limitations or restrictions on the timing or amount of conversions). In any such case, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the Holder) with respect to the Holder’s rights and interests to insure that the provisions of this Section 4.5 will thereafter be applicable to the Series A Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price in accordance with Subsection 4.5.1 using the value for the Common Stock reflected by the terms of such consolidation, merger or sale, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument, the obligation to deliver to each holder of Series A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

4.6       No Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

5.	Redemption of Series A Preferred Stock.

5.1        Scheduled Redemption. On January 15, 2006 (the “First Redemption Date”) the Corporation shall redeem 50% of the shares of Series A Preferred Stock then held by each Registered Holder. On July 15, 2007 (the “Second Redemption Date”), the Corporation shall redeem all shares of Series A Preferred Stock then outstanding.

5.2       Conditional Redemption. In the event that any of the Redemption Conditions itemized below occurs and is continuing, and the Holders of a majority of the outstanding Series A Preferred Stock send to the Corporation a written demand for redemption, then the Corporation shall immediately redeem all of the outstanding Series A Preferred Stock. The date on which the Corporation redeems shares pursuant to this Section 5.2 is the “Conditional Redemption Date.” The following are the “Redemption Conditions:”

5.2.1          The Corporation shall default in making the full payment due to the Holders on any Redemption Date identified in Section 5.1, and the default shall continue for a period of ten (10) days; or

5.2.2          Secure System, Inc. (“Secure”) shall default in making any payment due to the holders of the Profit Participation Certificates issued with the Series A Preferred Stock, and such default shall continue for a period of ten (10) days after written notice of default is given to the Corporation; or

5.2.3          Any of the representations or warranties made by the Corporation in the Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Series A Preferred Stock was issued, or in any agreement, certificate or financial or other written statements heretofore or hereafter furnished by the Corporation in connection with the execution and closing of the Merger Agreement shall be false or misleading in any material respect at the time made; or

5.2.4          The Corporation shall default in complying with any covenant in this Certificate of Designations or in the Merger Agreement or in a Stock Pledge and Escrow Agreement given for the benefit of the Holders of the Series a Preferred Stock (the “Stock Pledge Agreement”), and such default shall continue for a period of thirty (30) days after written notice of the default has been given to the Corporation; or

5.2.5      Secure shall make any payment to the Corporation or to any affiliate of the Corporation or person associated with the Corporation, whether as a dividend, loan, payment in compensation or otherwise, except for payments for services rendered, or for goods sold and delivered for an amount not greater than would be paid for such goods to a third party vendor as evidenced by contemporaneous market price information; or

5.2.6          Secure shall issue any capital stock or securities or other instruments convertible into capital stock or shall grant to any person the right to purchase or otherwise acquire its capital stock; or

5.2.7          A default or an event of default shall have occurred and be continuing for more than thirty (30) days with respect to any Funded Debt in excess of $50,000 in the aggregate owed by the Corporation or by Secure. For purposes hereof, “Funded Debt” means all (a) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade liabilities and accrued expenses incurred in the ordinary course of business and payable in accordance with customary practices), whether on open account or evidenced by a note, bond, debenture or similar instrument or otherwise, (b) obligations under capital leases, (c) reimbursement obligations for letters of credit, banker’s acceptances or other credit accommodations, (d) contingent obligations and (e) obligations secured by any lien on the Corporation’s property or Secure’s, even if the Corporation or Secure, as applicable, has not assumed such obligations; or

5.2.8          Either the Corporation or Secure shall (A) admit in writing its inability to pay its debts generally as they mature; (B) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (C) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

5.2.9          A trustee, liquidator or receiver shall be appointed for either the Corporation or Secure or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

5.2.10 Any money judgment, writ or warrant of attachment, or similar process in excess of One Hundred Thousand ($100,000) Dollars in the aggregate shall be entered or filed against the Corporation or Secure or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

5.2.11 Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or Secure and, if instituted against the Corporation or Secure, shall not be dismissed within sixty (60) days after such institution or the Corporation or Secure shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

5.3       Redemption Price. The “Redemption Price,” in the event of either a Scheduled Redemption pursuant to Section 5.1 or a Conditional Redemption pursuant to Section 5.2, shall be One Dollar ($1.00) for each share of Series A Preferred Stock redeemed.

5.4       Payment of Redemption Price. Payment of the Redemption Price and dividends accrued pursuant to Section 2 hereof shall be made by delivery of a personal check to the Holder at the address of the Holder appearing on the Stock Register required to be maintained under Section 10 hereof, or at such other address as designated by the Holder in writing to the Corporation.

5.5. Event of Default. Except in the event of a violation of Sections 5.2.5 or 5.2.6, in the event that the holders of a majority of the outstanding Series A Preferred Stock send a written demand for redemption under Section 5.2 as a result of any of the occurrence of any of the conditions specified in Section 5.2, and in the further event that the Corporation shall fail to pay the applicable Redemption Price within 15 days after the Corporation’s obligation to make payment accrues, then each Holder of the then outstanding shares of Series A Preferred Stock shall be entitled to declare an “Event of Default” and receive a return of some or all of the Holder’s former shares of the capital stock of Secure in exchange for a surrender of all of the Holder’s unconverted and unredeemed Series A Preferred Shares, as set forth in more detail in the Stock Pledge and Escrow Agreement. In the event of a violation of Sections 5.2.5 or 5.2.6, any Holder may declare an “Event of Default” without the necessity of a vote of the majority of the outstanding Series A Preferred Stock.

6. Vote to Change the Terms of or Issue Series A Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then outstanding shares of Series A Preferred Stock shall be required for (i) any change to the Corporation’s Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series A Preferred Stock, or (ii) any issuance of additional shares of Series A Preferred Stock.

7.	Notices. In case at any time:

(a)       the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other pro rata distribution to the holders of its Common Stock; or

(b)       the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

(c)	there shall be any Organic Change;

then, in any one or more of such cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to the Registered Holders of the Series A Preferred Stock at the address of each such Holder as shown on the books of the Corporation, (i) at least twenty (20) Trading Days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such Organic Change and (ii) in the case of any such Organic Change, at least twenty (20) Trading Days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

8.         Board Observer. Until each share of Series A Preferred Stock is redeemed or converted, as provided herein, the Holders of the Series A Preferred Stock shall be entitled to nominate (by majority in interest of the Holders) one person to attend each meeting of the Corporation’s Board of Directors as an observer (the “Observer”). The initial Observer shall be Gregory Lawson, who may designate Stephen Roman to act as Observer in his place from time to time.

9.         Record Owner. The Corporation may deem the person in whose name shares of Series A Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series A Preferred Stock for the purposes of conversion or redemption and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designations to the extent of the sum or sums so paid or the conversion so made.

10.         Register. The Corporation shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Corporation itself, for the registration of the Series A Preferred Stock. Upon any transfer of shares of Series A Preferred Stock in accordance with the provisions hereof, the Corporation shall register or cause the transfer agent to register such transfer on the Stock Register.

11.         Document References. This Certificate of Designations contains references to the terms of the following documents which materially impact the rights of holders of Series A Preferred Stock:

Merger Agreement
Stock Pledge and Escrow Agreement
Profit Participation Certificate

True and accurate copies of the above documents are maintained at the offices of the Corporation located at 90 Washington Valley Road, Bedminster, NJ 07921, and are available for inspection during normal business hours. A copy of each document will be provided, upon written request, to the holder of any Series A Preferred Stock.

IN WITNESS WHEREOF, John X. Adiletta, Chief Executive Officer of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has signed this Certificate of Designations as of this 30th day of June, 2004.

_______________________________
John X. Adiletta, CEO

EXHIBIT A

SOMERSET INTERNATIONAL GROUP, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Redeemable Preferred Stock dated June 30, 2004 (the “Certificate of Designations”), of Somerset International Group, Inc., a Delaware corporation (the “Company”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $0.001 per share (the “Preferred Shares”) indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the Preferred Shares specified below as of the date specified below.

Date of Conversion:	__________________________________

Number of Preferred Shares to be converted:

Please confirm the following information:

Conversion Price:
Number of shares of Common Stock
to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:
Facsimile Number:
Authorization:
By:
Title:

Applicable only if the Transfer Agent is a participant in the electronic book entry transfer program:

Account Number:
(if electronic book entry transfer):
Transaction Code Number
(if electronic book entry transfer):
Participant Code:

THIS NOTICE MUST BE DELIVERED TO THE TRANSFER AGENT:

American Stock Transfer & Trust Company is 59 Maiden

Lane, New York, NY 10038. Phone 212-936-5100. Fax 718-236-4588.

WITH AN ADDITIONAL COPY TO BE MAILED TO THE COMPANY